Exhibit 99.2

Preliminary Offering Memorandum Excerpts

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This offering memorandum may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including with respect to the housing market, our financial and business model, our efforts to navigate the material pricing environment, our ability to increase selling prices, our material and labor costs, demand for our services and product offerings, expansion of our national footprint and diversification, our ability to capitalize on the new home and commercial construction recovery, our ability to grow and strengthen our market position, our ability to pursue and integrate value-enhancing acquisitions, our ability to improve sales and profitability and expectations for demand for our services and our earnings in 2019. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “estimate,” “project,” “predict,” “possible,” “forecast,” “may,” “could,” “would,” “should,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, the factors discussed in the “Risk Factors” section of this offering memorandum. The risks described in this offering memorandum are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows.

Important factors that could cause our results to vary from expectations include, but are not limited to:

•	our dependence on the economy, the housing market, the level of new residential and commercial construction activity and the credit markets;

•	the cyclical and seasonal nature of our business;

•	declines in the economy or slowing of the housing market recovery that could lead to significant impairment charges;

•	our exposure to severe weather conditions;

•	the competitive nature of our industry;

•	product shortages or the loss of key suppliers;

•	changes in the costs and availability of products;

•	inability to continue to successfully expand into new products or geographic markets;

•	inability to continue to successfully acquire and integrate other businesses;

•	inability to continue to successfully expand in the commercial construction market;

•	our exposure to claims arising from our operations;

•	our reliance on key personnel;

•	our ability to attract, train and retain qualified employees while controlling labor costs;

•	changes in employment and/or immigration laws;

•	our exposure to product liability, workmanship warranty, casualty, construction defect and other claims and legal proceedings;

•	changes in, or failure to comply with, federal, state, local and other regulations;

•	disruptions in our information technology systems, including cybersecurity incidents;

•	our ability to implement and maintain effective internal control over financial reporting; and

•	additional factors discussed in the “Risk Factors” section of this offering memorandum.

We caution readers not to place undue reliance on the statements, which speak only as of the date of this offering memorandum. We disclose important factors that could cause our actual results to differ materially from our expectations implied by our forward-looking statements in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this offering memorandum. These cautionary statements qualify all forward-looking statements attributed to us or persons acting on our behalf. When we indicate that an event, condition or circumstance could or would have an adverse effect on us, we mean to include effects upon our business, financial and other conditions, results of operations, prospects and ability to service our debt. We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

BUSINESS

Overview

We are one of the largest new residential insulation installers in the United States based on our internal estimates, with a national platform consisting of over 175 locations serving customers in all 48 continental states and the District of Columbia. We estimate that the markets we currently serve cover approximately 70% of building permits issued in the United States, up from 24% in 2005. We believe we have the number one or two market position for new single-family insulation installation in more than half of the markets in which we operate, based on building permits issued in those markets. We are also a diversified installer of complementary building products for residential and commercial customers, including waterproofing, fire-stopping and fireproofing, garage doors, rain gutters, window blinds, shower doors, closet shelving, mirrors and other products which provide cross-selling opportunities to supplement our insulation installation business.

Our Locations

We serve customers in all 48 continental states and the District of Columbia.

Shaded states are where we have a physical presence.

Some dots represent multiple locations.

Substantially all of our net revenue comes from service-based installation of building products in the residential new construction, repair and remodel and commercial construction end markets. For the twelve months ended June 30, 2019 (the “LTM Period”), we generated net revenue of $1,416 million, net income of $59.8 million and Adjusted EBITDA of $172.6 million. Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Financial Information” for a definition of Adjusted EBITDA and “Summary Historical Consolidated Financial and Other Data” for a reconciliation to the most comparable financial measure calculated in accordance with U.S. GAAP. We estimate that the businesses we acquired during the LTM Period would have generated approximately $6 million of additional Adjusted EBITDA for such period. We completed our initial public offering in February 2014 and listed our common stock on the NYSE at a price of $11.00 per share. As of September 9, 2019, our closing stock price was $55.09 and we had a market capitalization of $1,662 million and an enterprise value of $2,022 million.

LTM Period Revenue by Product	LTM Period Revenue by End Market

Product and Service Offerings

The following table summarizes our principal product and service offerings:

Product	Offering	Product	Offering

• Installs a wide range of insulation materials including fiberglass insulation, spray foam insulation and cellulose insulation.

•  Installs a wide variety of advanced caulk and sealant products that control air infiltration in residential and commercial buildings to enhance energy efficiency, improve comfort and meet increasingly stringent energy code requirements.

•  Installs waterproofing, insulation, fireproofing, and fire-stopping in large, long-lead time commercial projects including office buildings, airports, sports complexes, museums, hospitals, hotels, and educational facilities.

• Installs commercial and residential steel, aluminum, wood and vinyl garage doors as well as opener systems.

	• Designs and installs closet shelving systems utilizing some of the highest quality products available from national brands.		• Installs a wide range of rain gutters, constructed from aluminum or copper and assembled on the job site using special equipment.

	• Installs a variety of shower enclosures, ranging from basic sliding door designs to customs designs, as well as custom designed mirrors.		• Installs a variety of cordless window blinds, shades and shutters.

We manage all aspects of the installation process for our customers, from our direct purchase and receipt of materials from national manufacturers, to our timely supply of materials to job sites and quality installation by our employees. Installation of insulation, which includes air sealing, is a critical phase in the construction process, as certain interior work cannot begin until the insulation phase passes inspection. We benefit from our national scale, longstanding supplier relationships and a broad customer base that includes production and custom homebuilders, multi-family and commercial contractors, and homeowners. During each of the past five years, no single customer accounted for more than 4.5% of our net revenue.

One of our key areas of focus has been diversifying our product and service offerings, customer base, and end markets. We have accomplished this through organic growth as well as acquisitions. Our complementary products sales growth has outpaced the growth of our insulation sales, resulting in the reduction of our percentage of revenue from insulation to 64% in the LTM Period from 74% for the year ended December 31, 2013. Furthermore, we have expanded our sales in commercial end markets to 17% in the LTM Period from 11% for the year ended December 31, 2013 through both organic growth as well as the 2017 acquisition of Alpha. We believe the benefits of this diversification include:

•	Revenue growth through cross-selling opportunities

•	Margin enhancement by leveraging branch costs across multiple products

•	Reduced exposure to a downturn in any particular product category

•	Diversified end-market exposure

•	A more diverse customer base

•	Stronger established local relationships

•	Reduced cyclicality

We have historically experienced expanded product diversification in our branches in periods of declining insulation installation volumes as our sales force looks to maintain volume and replace lost insulation sales with sales of complementary building products. Our oldest and most established branches tend to exhibit the greatest diversity of service and product offerings. This diversity in turn contributes to enhanced profitability including higher revenue per residential permit and higher EBITDA margins as compared to branches in our newer, less developed markets.

Unique Position in the Value Chain

We occupy a unique and valuable position in the value chain for insulation and other products we install. In a typical building products value chain, manufacturers rely on multiple distributors to purchase in volume and stock product. Distributors serve multiple wholesale and retail accounts who in turn sell to local contractors that perform the installation. Our business model is differentiated and creates value by streamlining the typical value chain. We buy most of the products that we install direct from manufacturers which are delivered to our local installation operations. By eliminating multiple steps in the value chain, we are able to create value and capture additional margin relative to our local competitors, most of whom are much smaller in scale and lack the purchasing and logistics capabilities of our company.

In the insulation industry, we are the primary link between a concentrated manufacturer base and a highly fragmented customer base. Our purchasing volume accounts for a meaningful portion of insulation supplier volume, which allows manufacturers to better plan their production schedules. Our builder customers value the benefits of using a qualified and experienced installer, including our expertise in installing insulation and other products, timely supply of materials to job sites and management of our installer labor. Our full service solution capabilities eliminate “nuisance” work for our builder customers and help them maintain project schedules through timely delivery of materials and quality installation. The timely supply of materials to job sites and quality installation of insulation is a critical phase in the construction process, as certain interior work cannot begin until the insulation phase passes inspection. Furthermore, our institutional knowledge of local building codes and training and safety standards increases work quality and accuracy, thereby reducing costly rework.

Source: 2019 Builder Magazine’s Builder 100.

Suppliers

We have long-term relationships with most of our suppliers and have not experienced any significant disruption in the supply of any of the primary materials we purchase and install. As one of the largest purchasers of insulation in the United States, we believe that we maintain particularly strong relationships with the largest manufacturers of these products. The proximity of certain of our branch locations to insulation manufacturers’ facilities provides additional mutual benefits, including opportunities for cost savings and joint planning regarding future production. Due to the limited number of large fiberglass insulation manufacturers, our three largest suppliers in the aggregate accounted for approximately 36% and 39% of all material purchases for the six months ended June 30, 2019 and the year ended December 31, 2018, respectively. We also believe that we maintain good relationships with suppliers of the non-insulation products we install. We have found that using multiple suppliers provides a stable source of materials and favorable purchasing terms as suppliers compete to gain and maintain our business. In addition, our national purchasing volumes provide leverage with suppliers as we pursue additional purchasing synergies.

Customers

We serve a broad group of national, regional and local homebuilders, multi-family and commercial construction firms, individual homeowners and residential repair and remodeling contractors. Our top ten customers, which are a combination of national and regional homebuilders, accounted for approximately 15% and 14% of net revenue for six months ended June 30, 2019 and the year ended December 31, 2018, respectively. No single customer accounted for more than 4.5% of net revenue during the six months ended June 30, 2019 or the year ended December 31, 2018. We install a variety of products in multiple markets for our largest customers, further diversifying our relationship with them. For example, our largest customer is independently serviced by 49 different IBP branches nationwide despite representing less than 4.5% of our sales nationally. Our customer base is also diverse, with 14 of our top 20 customers representing homebuilders and the remaining six representing commercial customers. We have long-term relationships with many of our customers and have served each of our top ten customers for more than a decade.

Industry Overview and Trends

Housing End Market

The residential new construction market in the United States is a key driver of our insulation installation markets as well as many of our other products and services. U.S. residential new construction peaked in 2006 before experiencing a downturn from 2007 to 2011. Since 2011, the recovery of residential new construction has translated into increased demand for building products and we believe we are well-positioned to capitalize on this continued trend. We believe that the housing recovery will continue and we feel that the long-term economic outlook for residential new construction is favorable, supported by a high level of consumer confidence, continued job creation, rising levels of disposable income, and millennials increasingly entering the housing market. According to the U.S. Census Bureau, single-family housing starts in 2017 and 2018 were approximately 849,000 and 882,000, respectively, which remain well below the 50-year average of over 1,000,000 single-family starts per year. Furthermore, according to data from the U.S. Census Bureau and the National Bureau of Economic Research, housing starts have cumulatively lagged household formations since 2010, which we believe indicates a significant under-supply in the market. In 2018 alone, the deficit of housing starts to household formations stood at 177,100 units. According to the Joint Center for Housing Studies of Harvard University (“JCHS”), net new household formations between 2015 and 2025 are expected to be 13.6 million, averaging 1.4 million per year over this period, which should continue to support an increase in demand for new residential construction.

U.S. Single-Family Housing Starts vs. Total Population

Source: U.S. Census Bureau, Freddie Mac.

Other End Markets

We also install building products, including insulation, for the commercial construction and residential repair and remodel end markets. The McGraw Hill 2019 Dodge Construction Outlook forecasts square footage for commercial construction in 2019 to be roughly even with 2018. We also expect to see continued strength in residential repair and remodel activity as home values and consumer confidence support investment by homeowners.

Insulation Market

We compete primarily in the U.S. residential new construction insulation installation market, which we estimate was approximately $2.7 billion over the last twelve months. Sales in the U.S. residential new construction insulation installation market are tied to trends in the housing market. Outside of our company and our one national competitor, the remainder of this market is highly fragmented and is comprised primarily of smaller, privately owned, local companies, many of which lack scale and have limited access to capital.

Insulation represents a small portion of total construction costs. According to the NAHB, insulation comprises only 2.2% of the total construction cost of a typical single-family home. Insulation material has demonstrated less price volatility compared to other housing construction materials such as framing lumber and gypsum wallboard.

We feel there are many characteristics of the insulation industry that make it attractive, such as:

•	Outside of our company and our one national competitor, the competitive landscape is fragmented

•	A diversified customer base, with no customer representing more than 4.5% of our total revenue for the LTM Period

•	Opportunity for service differentiation with premium service levels rewarded with premium pricing

•	Customer business typically won and lost locally rather than nationally, reducing the risk of substantial revenue or customer loss

•	Insulation continues to represent a growing product category due to the energy benefits it provides

•	Most installer employees are paid based on a completed job, resulting in high productivity and a variable cost structure

•	High inventory turns and low obsolescence risk of a relatively stable priced product

•	Insulation is domestically manufactured resulting in no tariff exposure

•	Extensive technical and market knowledge required to start-up and operate an installation business

Insulation, Air Sealing and Energy Efficiency Standards

Heating and cooling account for 50 to 70% of the energy used in the average American home. As such, inadequate insulation and air leakage are leading causes of energy waste in most homes. Not only do insulation and air sealing allow residents to maintain a desired temperature in their home all year round (protecting against cold in winter and excess heat in summer), proper installation and sealing can also help prevent problems with moisture, noise, dust and insects.

Critically, the installation of insulation and the identification and sealing of air leaks must be performed by experienced professionals. In new construction, insulation and air sealing work requires passing inspection, and in many cases passing air leakage tests, before builders are permitted to begin certain subsequent interior work. A high-quality, energy-efficient installation requires that insulation not be compressed, not have gaps, and not hold moisture as these conditions can reduce thermal effectiveness. Additionally, thorough identification and sealing of leaky gaps, joints and penetrations over the entire building envelope is critical to achieve acceptable air leakage test measurements.

The amount of insulation and acceptable level of air infiltration in a new home are regulated by various building and energy codes, which establish minimum thermal and air sealing performance requirements. These codes are typically updated with more stringent requirements every three years. As a result of code improvements, a home built to the 2018 code is estimated to use less than half of the energy as a standard home constructed in 1975. The most recent of the code enhancements to be adopted is the 2018 International Energy Conservation Code, or the 2018 IECC. As of December 2018, 26 states had adopted the 2012 IECC or more recent codes. We believe as a result of increased adoption of the 2012, 2015 and 2018 IECC by states and municipalities, that demand for our insulation and air sealing products and services will increase. There is still room for improved efficiency and proposals are being drafted for the 2021 IECC. We believe this continued trend toward greater energy efficiency is driving increased spending on the quantity of insulation required to be installed in homes and commercial buildings and on more advanced air sealing applications to achieve stricter air infiltration standards.

Competitive Strengths

We seek to differentiate ourselves in areas where we believe we have a competitive advantage, including:

National scale with a strong local presence

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We are one of the largest new residential insulation installers in the United States based on our internal estimates and believe we have the number one or two market position for new single-family insulation installation in more than half of the markets in which we operate, based on building permits issued in those markets.

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Our national scale gives us access to the best products, training and innovation available, while our local teams provide best in class training and installation services and outstanding customer service.

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Our customers generally select their building products installer based on quality and timeliness of service, knowledge of local building codes, product application expertise, pricing, relationships and reputation in the local market.

•	For these reasons, we emphasize the importance of developing and maintaining strong customer relationships at the local level based on the knowledge and experience of our branch management and staff.

Execution excellence

•	We believe that our ability to consistently complete our installations within a customer’s production schedule is recognized by our customers and is a key component of our high level of service.

•	We have a proven track record of customer satisfaction in managing all aspects of the installation process for our customers.

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Throughout the construction process, our branch sales and supervisory staff and installation teams make frequent site visits to ensure timely and proper installation and to provide general service support.

•	We believe a high level of service is valued by our customers and generates customer loyalty.

Broad and stable customer base

•	We benefit from a diverse customer base that includes production and custom homebuilders, multi-family and commercial construction firms, homeowners and residential repair and remodeling contractors.

•

Our top ten customers, which are a combination of national and regional builders, accounted for approximately 15% and 14% of net revenue for six months ended June 30, 2019 and the year ended December 31, 2018, respectively. No single customer accounted for more than 4.5% of net revenue during the six months ended June 30, 2019 or the year ended December 31, 2018. Our customer base is also diverse, with 14 of our top 20 customers representing homebuilders and the remaining six representing commercial customers. We have long-term relationships with many of our customers and have served each of our top ten customers for more than a decade.

•	While we serve many national and regional builders across multiple markets, we compete for business at the local level. Given our emphasis on quality service, customer turnover is extremely low.

•	We continue to enhance our longstanding relationships with some of the largest builders in the country.

Well established relationships with suppliers

•	We have strong long standing relationships with the manufacturers of the materials we install, including the largest manufacturers of fiberglass and spray foam.

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The fiberglass insulation manufacturing market is highly consolidated and primarily served by four major manufacturers. We buy significant volume from all four manufacturers and have relationships with each company spanning more than two decades.

•	Our national scale allows us to purchase volumes that account for a meaningful portion of the production for these suppliers allowing them to better plan their production schedules.

•	Our relationships and purchasing power often allow us to negotiate preferred material supply terms.

Diversified product lines, end markets and geographies

•	Diversifying our product line offerings provides us opportunities to increase sales to end customers and leverage our branch costs to improve profitability.

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We continue to generate revenue synergies by taking advantage of cross-selling opportunities with our existing customers in markets where we install multiple products. Our oldest and most established branches tend to exhibit the greatest diversity of service and product offerings. This diversity in turn contributes to enhanced profitability including higher revenue per residential permit and higher EBITDA margins as compared to branches in our newer, less developed markets.

•	We have successfully diversified our product offering from 2013, when insulation installation comprised approximately 74% of revenues, to the LTM Period, where it comprised 64% of revenues.

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Our growing exposure to commercial end markets diversifies our customer base and makes our business less dependent on residential new construction. Typically, commercial cycles lag a residential cycle by 12 to 18 months. Commercial construction is also driven by longer term projects which tends to provide greater revenue visibility.

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In periods of declining insulation installation volumes, our sales force is able to leverage our diversity of products and reduce the impact of lost insulation sales by growing sales of complementary building products, further enhancing our ability to perform.

•	Our national geographic footprint provides us a balanced business not concentrated in any single region.

Proven ability to gain market share

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We estimate that we have increased our market share in the U.S. residential new construction insulation installation market from approximately 5% to approximately 28% from December 31, 2005 to June 30, 2019, based on total U.S. housing completions.

Market Share

Source: Internal estimates and U.S. Census Bureau.

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We have increased our total net revenue divided by total U.S. housing completions by 614% from 2005 to the LTM Period. We believe that our ability to increase net revenue performance over this period was the result of our acquiring local installation operations, gaining market share organically, cross-selling complementary installation services and installing more insulation per home due to the adoption of more energy efficient building codes. Starting in 2016, we made a strategic decision to increase our presence in the commercial end-market in order to both grow and diversify our customer base. This grew our total net revenue to housing completion ratio while also balancing our exposure and increasing our resilience to a downturn, as the commercial cycle and the residential cycle are not perfectly correlated.

IBP Total Net Revenue/Total U.S. Housing Completions ($/U.S. Completion)

Source: U.S. Census Bureau.

Financial strength, variable cost structure and strong free cash flow

•	We believe that we are one of the most financially sound companies in our industry.

•	We place emphasis on a strong balance sheet, which allows us to focus on our strategic initiatives and pursue growth opportunities, drive profitability and generate cash.

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We have a highly variable cost structure with a significant portion of operating expenses directly linked to volume. Our largest expenses are materials and labor and most of our installation employees are paid by completed job.

•	In a softer sales environment, we are able to reduce our inventory levels and our accounts receivable balance, generating significant cash for the business.

•	Our minimal capital expenditure requirements support the generation of strong free cash flow.

Engaged employees

•	We offer competitive benefits to our employees to ensure an engaged workforce.

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In addition to offering certain benefits to most employees, including medical insurance, 401(k) and paid time off benefits, we also offer longevity stock awards, financial wellness training and savings matching in order to recruit and retain employees. Our retention efforts have reduced our employee turnover by approximately 40% since the beginning of 2017 to a level significantly below industry averages.

•	Opportunities for professional growth, training and advancement are strongly encouraged.

•	Engaged, long-tenured employees benefit our business by being highly skilled and efficient, which drives profitability and encourages repeat business and customer loyalty.

•	Higher employee retention also benefits our business through lower recruitment and training expense.

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We also consider risk management and safety to be a core business objective. Significant staffing, funding and other resources are allocated to our management systems that enhances quality and safety for our employees and our customers. Our branch managers are held accountable for the safety of employees and quality of workmanship at their locations. We provide our employees with ongoing training and development programs necessary to improve work quality and safety performance.

•	Our regional managers, local branch managers and sales force have significant experience in the industry and have spent an average of more than 10 years with our operations.

Highly experienced and incentivized management team

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Our senior management team (Chief Executive Officer, Chief Financial Officer and Chief Operating Officer) have been directing our strategy for close to 20 years. This team has led us through multiple housing industry cycles, providing valuable continuity and a demonstrated ability to improve operations and grow our business both organically and through acquisitions.

•	Jeff Edwards, our Chief Executive Officer, President and Chairman, beneficially owns approximately 23.2% of our common stock as of June 30, 2019.

Business Strategy

We believe our geographic footprint, longstanding relationships with national insulation manufacturers, streamlined value chain and proven track record of successful acquisitions provides us with opportunities for continued growth in our existing markets and expansion into new markets. We believe our continued emphasis on expanding our product offering, further expansion into the commercial construction market, and targeting geographies where we look to grow market share will reduce potential future cyclicality of our operations. Our current strategic objectives include:

•	Continue to strengthen our market share position by working with the best customers; we seek to work with the most profitable and efficient builders and commercial general contractors in our markets.

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Capitalize on our ability to cross-sell products through existing markets as well as new markets entered as a result of organic expansion and acquisitions; in addition to insulation and air infiltration products, we install garage doors, rain gutters, mirrors and shower doors, waterproofing, window blinds and various other products.

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Enhance profitability from our operating leverage and national scale; we have expanded in size and scale, growing net revenues by 228% from $432 million in 2013 to $1,416 million during the LTM Period. During this time, gross profit margin has expanded 230 basis points from 25.4% to 27.7%, while selling and administrative expense as a percent of sales has improved 260 basis points from 21.5% in 2013 to 18.9% during the LTM Period.

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Continue organic expansion in the multibillion dollar commercial end market; our commercial strategy includes adding more locations to serve the heavy commercial market and increasing light commercial sales at our existing new residential locations. Among our approximately 175 locations across the United States, only 15 locations currently serve the heavy commercial market.

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Pursue value enhancing acquisitions by continuing our disciplined approach to valuations and pricing; we will continue to be selective in identifying acquisition targets at attractive multiples. We do small acquisitions—over the last 20 years, the average purchase price of the businesses we have acquired was $5.0 million—and the majority of our deals are privately negotiated. We target profitable markets and companies with strong reputations and customer bases. As part of our acquisition strategy, we seek to maintain the management teams of the companies we acquire as well as retain their local branding, which further reduces associated risk. We are very experienced in acquiring and integrating companies and have an experienced team that integrates acquisitions quickly and efficiently.

We integrate new acquisitions quickly and seamlessly into our corporate infrastructure, including our accounting and employee systems. In addition, we utilize our internal software technology, jobCORE, to integrate acquired operations and provide in-depth branch-level operational and financial performance data. We realize near term margin enhancement and revenue growth at acquired branches by applying our national buying power and leveraging relationships with large national homebuilders.

Operations

We manage all aspects of the installation process for our customers, from our direct purchase and receipt of materials from national manufacturers, to our timely supply of materials to job sites and quality installation:

•	In each of our markets, our branch management and staff foster close working relationships with local customers.

•	Our branch management hires and trains installers, focusing on quality, safety and timely installation.

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Our branch sales staff analyzes construction plans and measures installation jobs to prepare customer proposals that comply with local building codes and energy efficiency standards and otherwise meet customer requirements.

•	Our branches order and receive delivery of materials direct from national manufacturers.

•	Our branches break bulk and load required materials onto our vehicles for each job, and manage installer schedules to ensure timely installation that meets our customer’s scheduling requirements.

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For each phase of product installation, our installers prepare the job site, professionally install the materials to pass inspection, clean-up when the installation is complete and return unused materials to the branch.

Our customers generally select their building products installer based on quality and timeliness of service, knowledge of local building codes, pricing, relationships and reputation in the market. For these reasons, we emphasize the importance of developing and maintaining customer relationships at the local level and rely heavily on the knowledge and experience of our branch management and staff.

Once we are selected for an installation job, our branch staff coordinates with our customer to ensure that the job is completed in a quality manner and within the customer’s production schedule. Throughout the construction process, our branch sales and supervisory staff and installation teams, typically consisting of a senior installer and one or two other installers, make frequent site visits to ensure timely and proper installation and to provide general service support. We believe a high level of service is valued by our customers and generates customer loyalty.

There are typically three phases to complete an insulation installation: (i) basement insulation installation; (ii) air sealing of the structure and installation of insulation in the exterior walls; and (iii) insulation for the ceiling and attic. We also assist the builders with coordinating inspection. In addition to visiting a job site during each of these three phases, we will return to a building site when we are selected to install other products such as garage doors, window blinds, rain gutters, shower doors, closet shelving or mirrors. We believe that our ability to consistently complete our installations within a customer’s production schedule is recognized by our customers and is a key component of our high level of service.

Insulation

Overview

We are one of the largest new residential insulation installers in the United States based on our internal estimates. Insulation installation comprised approximately 64% and 66% of our net revenue for the six months ended June 30, 2019 and the year ended December 31, 2018, respectively. We handle every stage of the installation process, including material procurement, project scheduling and logistics, multi-phase professional installation and quality inspection.

Insulation Materials

We offer a wide range of insulation materials consisting of:

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Fiberglass and Cellulose Insulation—Fiberglass insulation is made of fibrous glass that is held together by a thermoset resin creating insulating air pockets. It typically contains an average of 50% recycled content. It is primarily available in two forms: batts (also referred to as blankets) and loosefill (also referred to as blown in). Fiberglass is the most widely used residential insulation material in the United States. Cellulose insulation is made primarily of paper and cardboard and has a very high recycled content. Cellulose is only available in loosefill form and is blown into the structure similar to fiberglass loosefill. Fiberglass and cellulose insulation accounted for approximately 86% and 85% of our insulation sales for the six months ended June 30, 2019 and the year ended December 31, 2018, respectively.

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Spray Foam Insulation—Spray foam insulation, which is generally a polyurethane foam, is applied at a job site by mixing two chemical components together in specialized application equipment. While typically having the highest insulating value per inch and sealing effectiveness of all insulation materials that we offer, spray foam is also typically the most expensive on an installed basis. Spray foam insulation accounted for approximately 14% and 15% of our insulation sales for the six months ended June 30, 2019 and the year ended December 31, 2018, respectively.

Insulation Installation Applications

Local building codes typically require the installation of insulation in multiple areas of a structure. Each of these areas is frequently referred to as a phase of the insulation installation process and requires a separate trip to the job site by our installers at different points in the construction of a structure. Building practice and the inspection process differ geographically and require our involvement at different times during the construction process. We assist the builders with coordinating inspections. We install insulation and air sealing materials in many areas of a structure, including:

•	Basement and Crawl Space—These spaces often account for the second most energy loss in a residential structure.

•	Building Envelope—We insulate the exterior walls of both residential and commercial structures by applying insulation on the wall or between the studs.

•	Attic—We insulate the attics of new and existing residential structures. The attic is the area where the most energy may be lost in a home.

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Acoustical—Many builder or architect specifications call for acoustical insulation for sound reduction purposes in both residential and commercial structures. This product is generally installed in the interior walls to minimize sound transmission.

•	In each of these applications, we typically use fiberglass batts, except in attic installations where we typically install loosefill fiberglass or cellulose.

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We install a wide variety of advanced caulk and sealant products that control air infiltration in residential and commercial buildings to enhance energy efficiency, improve comfort and meet increasingly stringent energy code requirements.

Waterproofing

Some of our locations install waterproofing, caulking and moisture protection systems for commercial and industrial construction projects. We offer a variety of waterproofing options, including, but not limited to, sheet and hot applied waterproofing membranes, deck coating systems, bentonite systems and air & vapor systems. The installation and service of waterproofing comprised approximately 7% of our net revenue for each of the six months ended June 30, 2019 and the year ended December 31, 2018.

Shower Doors, Closet Shelving and Mirrors

Some of our locations install a variety of shower enclosures, ranging from basic sliding door designs to complex custom designs. We have the ability to meet our customers’ diverse needs by customizing shower enclosures by size and style according to their specifications, including framing, hardware and glass options. We design and install closet shelving systems in select markets utilizing some of the highest quality products available from national brands. We also offer standard and custom designed mirrors for our customers. Shower doors, closet shelving and mirror installations comprised approximately 7% of our net revenue for each of the six months ended June 30, 2019 and the year ended December 31, 2018.

Garage Doors

Some of our locations install and service garage doors and openers for new residential construction builders, homeowners and commercial customers. We offer a variety of options from some of the best-known garage door brands. We offer steel, aluminum, wood and vinyl garage doors as well as opener systems. Unlike the other products we install, the garage door business has an ongoing aftermarket service component, which represented almost one-third of the net revenue resulting from garage doors for the year ended December 31, 2018. The installation and service of garage doors comprised approximately 6% of our net revenue for each of the six months ended June 30, 2019 and the year ended December 31, 2018.

Rain Gutters

Some of our locations install a wide range of rain gutters, which direct water from a home’s roof away from the structure and foundation. Rain gutters are typically constructed from aluminum or copper and are available in a wide variety of colors, shapes and widths. They are generally assembled on the job site using specialized equipment. The installation of rain gutters comprised approximately 3% of our net revenue for each of the six months ended June 30, 2019 and the year ended December 31, 2018.

Window Blinds

Some of our locations install different types of window blinds, including cordless blinds, shades and shutters. The installation of window blinds comprised approximately 3% and 2% of our net revenue for six months ended June 30, 2019 and the year ended December 31, 2018, respectively.

Other Building Products

Some of our locations install other complementary building products, none of which is an individually significant percentage of net revenue. Installation of other building products comprised approximately 10% and 9% of our net revenue for the six months ended June 30, 2019 and year ended December 31, 2018, respectively.

Sales and Marketing

We seek to attract and retain customers through exceptional customer service, superior installation quality, broad service offerings and competitive pricing. Our strategy is centered on building and maintaining strong customer relationships. We also capitalize on cross-selling opportunities from existing customer relationships and identifying situations where customers may benefit from more than one of our installation service offerings. By executing this strategy, we believe we can continue to generate incremental sales volumes with new and existing customers.

Experienced sales and service professionals are important to our customer growth and increasing our profitability. Retaining and motivating local employees has been an important component of our acquisition and operating strategies. As of June 30, 2019, we employed approximately 600 sales professionals and our sales force has spent an average of almost a decade with our operations. The local sales staff, which is generally led by the branch manager, is responsible for maintaining relationships with our customers. These local teams work diligently to increase sales by supporting our existing customers with excellent service and value while also pursuing new customers with competitive offerings. In addition to the efforts of our sales staff, we market our product and service offerings on the internet, in the local yellow pages, on the radio and through advertisements in trade journals. We primarily conduct our marketing using local trademarks and trade names.

Seasonality

We tend to have higher sales during the second half of the year as our homebuilder customers complete construction of homes placed under contract for sale in the traditionally stronger spring selling season. In addition, some of our larger branches operate in states more impacted by winter weather and as such experience a slowdown in construction activity during the first quarter of the calendar year. This winter slowdown contributes to traditionally lower sales in our first quarter.

The composition and level of our working capital typically change during periods of increasing sales as we carry more inventory and receivables, although this is generally offset in part by higher trade payables to our suppliers. Working capital levels typically increase in the summer and fall seasons due to higher sales during the peak of residential construction activity. The subsequent collection of receivables and reduction in inventory levels during the winter months has typically positively impacted cash flow. In the past, from time to time, we have utilized our borrowing availability under our credit facilities to cover short-term working capital needs.

Competition

We believe that competition in our industry is based on quality and timeliness of service, knowledge of local building codes, pricing, relationships and reputation in the market. The building products installation industry is highly fragmented. The markets for our non-insulation installation services are even more fragmented than the markets for insulation installation services. Our competitors include one other large national contractor, several large regional contractors and numerous local contractors. Some of our competitors have greater financial and other resources than we do. We expect to continue to effectively compete in our local markets given our long standing customer relationships, access to capital, tenure and quality of local staff, quality installation reputation and competitive pricing.

Employees

As of June 30, 2019, we had approximately 8,200 employees, consisting of approximately 5,900 installers, approximately 600 sales professionals, approximately 500 production personnel and approximately 1,200 administrative and management personnel. Approximately 35 of our employees are covered under collective bargaining agreements. We have never experienced a work stoppage or strike, and we believe that we have good relationships with our employees.

Information Technology

JobCORE is our web-enabled internal software technology. The system is designed to operate our business in a highly efficient manner and manage our operations. In addition, we have integrated jobCORE into over 90% of our residential and light commercial operations. The jobCORE software provides in-depth, real-time financial performance data from each branch to the corporate office. JobCORE provides us, our branch managers and our salespeople with an important operational tool for monitoring branch level performance. It assists management in assessing important business questions, including customer analysis, sales staff analysis, branch analysis and other operating activities.

Intellectual Property

We possess intellectual property rights, including trademarks, trade names and know-how and other proprietary rights that are important to our business. In particular, we maintain registered trademarks and trade names, some of which are the trademarks and trade names under which many of our local branches operate and we own or have licensed rights to use jobCORE and other software used in the operation of our business. While we do not believe our business is dependent on any one of our trademarks or trade names, we believe that our trademarks and trade names are important to the development and conduct of our business as well as to the local marketing of our services. We also maintain domain name registration for each of our local branch websites. We make efforts to protect our intellectual property rights, however the actions taken by us may be inadequate to prevent others from using similar intellectual property. In addition, third parties may assert claims against our use of intellectual property, including software, and we may be unable to successfully resolve such claims.

Quality Control and Safety

Our quality control process starts with the initial proposal. Our sales staff and managers are knowledgeable about our service offerings and scope of work. They are trained on manufacturers’ guidelines as well as state and local building codes. Our quality control programs emphasize onsite inspections, training by manufacturers and various certification programs. We consider risk management and safety to be a core business objective. Each year, significant staffing, funding and resources are allocated to our management systems that directly impact safety. We have strong workplace safety measures, including Safety Wanted 365, an initiative focused on creating a safer working environment for both our employees and other jobsite personnel through year-round education and training. Additionally, our branch managers are held accountable for the safety of employees and quality of workmanship at their locations.

Backlog

Certain of our contracts are accounted for under the percentage-of-completion method of accounting. When the percentage-of-completion method is used, we estimate the costs to complete individual contracts and record as revenue that portion of the total contract price that is considered complete based on the relationship of costs incurred to date to total anticipated costs. The costs of earned revenue include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs. Backlog represents the transaction price for contracts for which work has not been performed and excludes unexercised contract options and potential modifications. Backlog is not a guarantee of future revenues as contractual commitments may change. There can be no assurance that backlog will result in revenues within the expected timeframe, if at all. We estimate backlog was $88.0 million as of December 31, 2018 and we estimated it to be $80.8 million as of December 31, 2017.

Properties

Real Property

We lease office and warehouse space in 38 states, including our corporate office in Columbus, Ohio. Our leases are typically short in duration with customary extensions at our option. We believe suitable alternative space is available in all of our markets. The table below summarizes our locations as of June 30, 2019. On August 31, 2019, the Company purchased real property including two buildings with approximate square footage of 61,000 and 30,000 square feet, respectively, in Bucyrus, Ohio.

State	Number of Locations	Approximate Total Square Footage
Alabama	3	29,150
Arizona	2	25,846
California	15	162,019
Colorado	9	80,162
Connecticut	2	26,128
Delaware	4	31,175
Florida	22	156,208
Georgia	11	159,704
Idaho	3	43,000
Illinois	4	56,118
Indiana	13	237,536
Kansas	1	14,206
Kentucky	4	46,330
Louisiana	1	10,000
Maine	3	32,500
Maryland	3	34,710
Massachusetts	4	45,303
Michigan	1	34,800
Minnesota	4	109,574
Mississippi	1	8,000
Nebraska	1	12,000
Nevada	1	15,350
New Hampshire	7	60,812
New Jersey	2	30,300
New York	10	100,900
North Carolina	15	142,940
Ohio	11	365,826
Oklahoma	2	25,007
Oregon	1	30,013
Pennsylvania	2	27,000
South Carolina	7	99,511
Tennessee	6	57,811
Texas	19	294,777
Utah	1	6,000
Vermont	1	31,020
Virginia	6	68,141
Washington	3	56,393
Wisconsin	9	174,225

Our Fleet

As of June 30, 2019, our fleet consisted of approximately 4,300 total vehicles that we either leased or owned, including approximately 4,100 installation vehicles, which our installers use to deliver and install products from our locations to job sites, and approximately 200 other vehicles that are utilized by our sales staff, branch managers and various senior management personnel.

Environmental, Social and Regulatory Matters

The Department of Energy, or DOE, states that over half of the energy used in the average American home is for heating and cooling due to many homes not having proper insulation. Per an insulation fact sheet provided by the DOE, inadequate insulation and air leakage are leading causes of energy waste in most homes. Through insulating and air sealing homes and commercial structures, our industry promotes energy efficiency. Our loose-fill cellulose insulation is manufactured from recycled waste paper and our fiberglass insulation is made from recycled glass which helps reuse resources and reduce our global footprint.

We are committed to socially responsible corporate practices. Through charitable donations and volunteer opportunities, we give back to the communities we serve. We also provide longevity stock awards and financial wellness training to our employees.

We are subject to various federal, state and local laws and regulations applicable in the jurisdictions in which we operate, including laws and regulations relating to our relationships with our employees, public health and safety, workplace safety, transportation, zoning and fire codes. We strive to operate in accordance with applicable laws, codes and regulations.

Our transportation operations are subject to the regulatory jurisdiction of the U.S. Department of Transportation, or DOT, which has broad administrative powers. We are also subject to safety requirements governing interstate operations prescribed by the DOT. In addition, vehicle dimension and weight and driver hours of service are subject to both federal and state regulation. Our operations are also subject to the regulatory jurisdiction of the U.S. Department of Labor’s Occupational Safety and Health Administration, or OSHA, which has broad administrative powers regarding workplace and jobsite safety.

Our operations and properties are subject to federal, state and local laws and regulations relating to the use, storage, handling, generation, transportation, treatment, emission, release, discharge and disposal of hazardous or toxic materials, substances, waste and petroleum products and the investigation, remediation, removal and monitoring of the presence or release of such materials, substances, waste and petroleum products, including at currently or formerly owned or occupied premises and off-site disposal locations. We have not previously incurred material costs to comply with environmental laws and regulations. However, we could be subject to material costs, liabilities or claims relating to environmental compliance in the future, especially in the event of changes in existing laws and regulations or in their interpretation or enforcement.

As the nature of our business involves the use or handling of certain potentially hazardous or toxic substances, including spray foam applications and lead-based paint, we may be held liable for claims alleging injury or damage resulting from the release of or exposure to such substances, as well as claims relating to the presence of mold, fungal growth and moisture intrusion alleged in connection with our business activities. In addition, as owners and lessees of real property, we may be held liable for, among other things, releases of hazardous or toxic substances or petroleum products on, at, under or emanating from currently or formerly owned or operated properties, or any off-site disposal locations, or for any known or newly discovered environmental conditions at or relating to any of our properties, including those arising from activities conducted by previous occupants or at adjoining properties, without regard to whether we knew of or were responsible for such release. We may be required to investigate, remove, remediate or monitor the presence or release of such hazardous or toxic substances or petroleum products and may be held liable by a governmental entity for fines and penalties or to any third parties for damages, including for bodily injury, property damage and natural resource damage in connection with the presence or release of hazardous or toxic substances or petroleum products.

To date, costs to comply with applicable laws and regulations relating to pollution or the protection of human health and safety, the environment and natural resources have not had a material adverse effect on our financial condition or operating results, and we do not anticipate incurring material expenditures to comply with such laws and regulations in the current fiscal year.

In conjunction with our lease agreements and other transactions, we often provide reasonable and customary indemnities relating to various matters, including environmental issues. To date, we have not had to pay a material amount pursuant to any such indemnification obligations.

In addition, our suppliers are subject to various laws and regulations, including environmental laws and regulations. With our purchase of a cellulose manufacturer in November 2018, we are subject to similar laws and regulations that apply to our suppliers.

Legal Proceedings

We are involved in various claims and lawsuits incidental to the conduct of our business in the ordinary course, including wage and hour lawsuits. We carry insurance coverage that we believe to be reasonable under the circumstances, although insurance may or may not cover any or all of our liabilities in respect to claims and lawsuits. While management currently believes that the ultimate resolution of these matters, individually or in the aggregate, will not have a material adverse effect on our consolidated financial position, results of operations or cash flows, such matters are subject to inherent uncertainties.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and investments and our consolidated capitalization as of June 30, 2019 on an actual basis and on an as adjusted basis after giving effect to the Transactions as if they had occurred on such date. This table should be read in conjunction with “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto contained elsewhere in this offering memorandum.

	As of June 30, 2019
	Actual	As Adjusted
(in thousands)	(unaudited)
Cash, cash equivalents and investments	$105,670	$212,670

Long-term debt (including current portion):
ABL Revolver (1)	—	—
Term Loan (2)	389,300	200,000
Notes offered hereby (3)	—	300,000
Vehicle and equipment notes (4)	64,848	64,848
Notes payable (5)	3,092	3,092
Finance leases	7,681	7,681

Total debt	$464,921	$575,621
Total stockholder’s equity	206,002	206,002

Total capitalization	$670,923	$781,623

(1)

The Existing ABL Revolver currently consists of $150.0 million of commitments and matures on June 19, 2023. As part of the Transactions, we expect to enter into the New ABL Credit Agreement in order to, among other things, increase the total commitments to $200.0 million and extend the maturity until 2024. On an as adjusted basis we would have had $167.1 million available under the New ABL Revolver after taking into account $32.9 million of outstanding letters of credit and cash collateral. See “Description of Other Indebtedness.”

(2)	Amount is presented net of unamortized debt issuance costs of $4.5 million.

(3)	Represents the aggregate principal amount of notes offered hereby.

(4)	Notes mature through June 2024 and are payable in various monthly installments, including interest rates ranging from 2.5% to 4.8%.

(5)	Notes mature through March 2025 and are payable in various monthly installments, including interest rates ranging from 4% to 6%.

DESCRIPTION OF OTHER INDEBTEDNESS

New ABL Revolver

Simultaneously with the issuance of the notes offered hereby, we expect to enter into the New ABL Credit Agreement governing the New ABL Revolver of up to $200.0 million with a five year maturity, which will replace our Existing ABL Revolver. Borrowing availability under the New ABL Revolver will be based on a percentage of the value of certain assets securing our obligations and those of the subsidiary guarantors thereunder.

The New ABL Revolver will bear interest at either the Eurodollar rate or the base rate (which approximated the prime rate), at our election, plus a margin of (A) 1.25% or 1.50% in the case of Eurodollar rate loans (based on a measure of availability under the agreement) and (B) 0.25% or 0.50% in the case of base rate loans (based on a measure of availability under the agreement).

The New ABL Revolver will also provide incremental revolving credit facility commitments of up to $50.0 million. The terms and conditions of any incremental revolving credit facility commitments must be no more favorable than the terms of the New ABL Revolver. The New ABL Revolver will also allow for the issuance of letters of credit of up to $75.0 million in aggregate and borrowing of swingline loans of up to $20.0 million in aggregate.

All of the obligations under the New ABL Revolver will be guaranteed by all of our existing and future restricted subsidiaries. Additionally, all obligations under the New ABL Revolver, and the guarantees of those obligations, will be secured by substantially all of the assets of the Company and the guarantors subject to certain exceptions and permitted liens.

The New ABL Credit Agreement will contain a number of customary affirmative and negative non-financial covenants, and a financial covenant requiring the satisfaction of a minimum fixed charge coverage ratio (consolidated EBITDA minus capital expenditures and tax payments, as defined, over fixed charges, as defined) of 1.0x in the event that the Company does not meet a minimum measure of availability under the New ABL Revolver.

Term Loan

On April 13, 2017, we entered into the Term Loan Agreement, which provides for our $300.0 million, seven-year Term Loan amortizing in quarterly principal payments of $1.0 million.

The Term Loan Agreement was amended on November 30, 2017 to refinance the total principal amount of the Term Loan outstanding immediately prior to the effective date of the amendment on substantially the same terms as the initial Term Loan, except for (i) a decrease in the margins applicable to the base rate and Eurodollar rate loans, (ii) an increase in the cap on permitted indebtedness related to capital expenditures other than finance lease obligations and (iii) the inclusion of a mechanism to establish an alternative Eurodollar rate if certain circumstances have arisen such that LIBOR may no longer be used. On June 19, 2018, we entered into a second amendment to the Term Loan Agreement to (i) extend the maturity date from April 15, 2024 to April 15, 2025 and (ii) increase the aggregate principal amount of the facility from $297.8 million to $397.8 million. All other provisions of the Term Loan were unchanged.

Our Term Loan bears interest at either the Eurodollar rate or the base rate (which approximated the prime rate), at our election, plus a margin of (A) 2.50% in the case of Eurodollar rate loans and (B) 1.50% in the case of base rate loans.

All of the obligations under the Term Loan Agreement are guaranteed by all of our existing and future restricted subsidiaries. Additionally, all obligations under the Term Loan Agreement, and the guarantees of those obligations, are secured by substantially all of the assets of the Company and the guarantors subject to certain exceptions and permitted liens.

The Term Loan Agreement contains a number of customary affirmative and negative non-financial covenants. At June 30, 2019, we were in compliance with all applicable covenants under the Term Loan Agreement.